BLACK HILLS CORPORATION

Company Contact:

Jason Ketchum	605-721-2765
Media Relations line	866-243-9002

BLACK HILLS CORP. REPORTS 2009 RESULTS, ANNOUNCES 40TH CONSECUTIVE DIVIDEND INCREASE, AND REAFFIRMS 2010 EARNINGS GUIDANCE

STRATEGY ON TRACK, KEY FINANCINGS COMPLETE, AND STRONG PERFORMANCE FROM THE GAS UTILITIES

RAPID CITY, SD — January 28, 2010 — Black Hills Corp. (NYSE: BKH) today announced 2009 financial results and the 40th consecutive increase in its quarterly dividend to shareholders. Income from continuing operations for fourth quarter 2009 was $32.4 million or $0.84 per share compared to loss from continuing operations for fourth quarter 2008 of $96.6 million or $2.52 per share. Net income for the three months ending Dec. 31, 2009, was $32.8 million or $0.85 per share compared to a net loss of $98.8 million or $2.58 per share for the same period in 2008. The 2009 fourth quarter results include an $11.6 million or $0.30 per share non-cash mark-to-market gain for certain interest rate swaps.

For the twelve months ending Dec. 31, 2009, income from continuing operations was $78.8 million or $2.04 per share compared to a loss from continuing operations of $52 million or $1.37 per share for the same period ending Dec. 31, 2008. Net income for the 12 months ending Dec. 31, 2009, was $81.6 million or $2.11 per share compared to $105.1 million or $2.75 per share, reported for the same period in 2008. The 2009 results include a $36.2 million or $0.94 per share non-cash mark-to-market gain for certain interest rate swaps; a $16.9 million or $0.44 per share gain on the sale of a 23.5 percent ownership interest in the Wygen I power generation facility; and a $27.8 million or $0.72 per share non-cash ceiling test impairment charge.

“Even during a very challenging year we accomplished many of our key strategic initiatives. Our growth projects are on track with the expected early completion of Wygen III and our plans to build an additional 380 megawatts of gas-fired generation to serve our utility customers in Colorado. We successfully completed several long-term financings, progressed with our integration projects, and increased operational efficiencies across the entire organization. All of our utility customers are now on one information system, and we completed the unification initiatives for our employee benefits, compensation and retirement programs with implementation occurring in 2010,” said David R. Emery, chairman, president and CEO of Black Hills Corp. “The patient and disciplined approach to refinancing most of our short-term debt resulted in better-than-expected terms and established a strong financial foundation to fund our growth over the next several years. Continued low natural gas prices reduced income from our oil and gas and energy marketing businesses and lowered off-system sales margins for our electric utilities. However, the gas utilities performed above our expectations demonstrating the value of our diversified business strategy. While we are not satisfied with our financial performance in 2009, we are confident in our ability to deliver stronger results in 2010, as our guidance indicates. We are also proud to continue a longstanding tradition with the declaration of a quarterly dividend increase for the 40th consecutive year.”

Black Hills Corp. reported highlights for 2009 and other recent events including:

o
Completion of a $51 million sale of a 23.5 percent ownership in the Wygen I power generation facility on Jan. 22, 2009, to The Municipal Energy Agency of Nebraska. Wygen I is a 90 megawatt coal-fired plant located near Gillette, Wyo.

o
Black Hills Energy – Colorado Gas received approval from the Colorado Public Utilities Commission for a $1.4 million, or approximately 2.04 percent, increase in annual revenues, effective on April 1, 2009.

o
Enserco completed a $240 million committed stand-alone credit facility on May 8, 2009, to replace its previously uncommitted $300 million credit facility. BNP Paribas, Fortis Capital Corp. and Societe Generale are the co-lead arranger banks and The Bank of Tokyo Mitsubishi UFJ and U.S. Bank are participating banks. On May 27, 2009, Enserco increased the facility to $300 million by completing an additional $60 million of credit capacity for its standalone committed credit facility with the addition of three new lenders to the facility. Calyon, Rabobank and RZB Finance are the new participating banks.

o
Black Hills Corp. completed a public debt offering on May 14, 2009, of $250 million in aggregate principal amount of senior unsecured notes due 2014. The notes were priced at par and carry an interest rate of 9 percent.

o
Black Hills Energy – Iowa Gas received approval from the Iowa Public Utilities Board for a $10.4 million, or approximately 5.8 percent, increase in annual revenues, with an effective date of July 31, 2009.

o
In the first and second quarter 2009, Black Hills Corp. completed the retirement of $383 million of borrowings on its bridge acquisition facility. The financing was used in the purchase of four natural gas utilities and one electric utility from Aquila in a transaction that closed on July 14, 2008.

o
Black Hills Power filed two independent requests for electric revenue increases with the South Dakota Public Utilities Commission and the Wyoming Public Service Commission to recover costs associated with the Wygen III power plant under construction near Gillette, Wyo., other generation, transmission and distribution assets, and increased operating expenses.

o	In the South Dakota request, Black Hills Power seeks a $32 million increase in annual utility revenues and proposed new rates effective for South Dakota customers on April 1, 2010.

o	In the Wyoming request, Black Hills Power seeks a $3.8 million increase in annual utility revenues and anticipates new rates will be effective for Wyoming customers in third quarter 2010.

o
Construction of the Wygen III generation facility project is under budget and scheduled to begin commercial operation as early as April 1, 2010, three months earlier than originally expected. A 25 percent ownership interest in this generation facility was sold in April 2009.

o
Plans to construct 180 megawatts of utility-owned, gas-fired generation to serve Black Hills Energy – Colorado Electric customers are moving forward. Equipment has been ordered, and construction is expected to begin in third quarter 2010. This facility is expected to cost $225 million to $275 million and be ready to deliver power by January 1, 2012.

o
Black Hills Colorado IPP, a non-regulated subsidiary of the company, was selected to provide power to Black Hills Energy – Colorado Electric through a competitive bid process. BHCI will build 200 megawatts of natural gas-fired electric generation in Colorado to sell to Black Hills Energy – Colorado Electric through a 20-year power purchase agreement. The BHCI facility is expected to cost $240 million to $265 million and be ready to deliver power by Jan. 1, 2012.

o
Black Hills Energy – Colorado Electric, Black Hills Power and Cheyenne Light were selected by the Department of Energy for smart grid investment grants totaling $16.7 million. The DOE funds are made available under the American Recovery and Reinvestment Act of 2009 and are subject to the negotiation of final terms with the DOE. The funds would enable the installation of an additional 149,000 smart meters in the company’s Colorado, South Dakota and Wyoming electric utility service territories. Black Hills Energy – Colorado Electric completed phase II of its AMI implementation for a total of 56,500 meters in 2009.

o
Black Hills Energy – Nebraska Gas filed a request with the Nebraska Public Service Commission on Dec. 2, 2009, seeking a $12.1 million, or approximately 6.5 percent, increase in annual revenues, with an anticipated effective date of mid-2010.

o
Black Hills Wyoming, LLC, completed $120 million in project financing on Dec. 9, 2009, secured by the company’s Wygen I and Gillette CT generation facilities. The loan amortizes over a seven-year term with a maturity date of Dec. 9, 2016, and has an interest rate of LIBOR plus 3.25 percent per annum.

o
Black Hills Energy – Colorado Electric filed a request with the Colorado Public Utilities Commission on Jan. 6, 2010, seeking a $22.9 million, or approximately 12.8 percent, increase in annual revenues, with an anticipated effective date of mid-2010.

Compared to the fourth quarter of 2008, income from continuing operations in the fourth quarter of 2009 reflects the following:

Utilities – Fourth Quarter 2009

$4.1 million increase in gas utility earnings

$0.8 million decrease in electric utility earnings

Non-regulated Energy – Fourth Quarter 2009

$60.8 million increase in oil and gas earnings

$3.4 million increase in coal mining earnings

$0.8 million increase in power generation earnings

$11.8 million decrease in energy marketing earnings

Corporate – Fourth Quarter 2009

$72.5 million increase in corporate earnings

Compared to full year 2008, income for continuing operations in 2009 was affected by the following factors:

Utilities – Full Year 2009

$24.4 million in gas utility earnings

$7 million decrease in electric utility earnings

Non-regulated Energy – Full Year 2009

$23.8 million increase in oil and gas earnings

$17.4 million increase in power generation earnings

$2.7 million increase in coal mining earnings

$20 million decrease in energy marketing earnings

Corporate – Full Year 2009

$93.7 million increase in corporate earnings

“Our company is well positioned with the most defined growth strategy in our history and demonstrated access to the capital markets. We are fortunate to have talented and dedicated employees who are committed to the continued successful execution of our business plans. These fundamental strengths, combined with an improving business climate and increasing natural gas prices, will lead to the strong financial and operational performance our shareholders expect from Black Hills,” Emery said.

EARNINGS GUIDANCE

Black Hills reaffirms earnings guidance for 2010, previously issued on October 29, 2009, expecting earnings from continuing operations to be in the range of $1.80 to $2.05 per share. This estimate is predicated on a number of important considerations, including the following:

o	Planned capital expenditures in 2010 estimated at $425 million to $475 million; including oil and gas capital expenditures of $30 million to $40 million assuming a recovery in natural gas prices;

o	Planned debt and equity financings to maintain a capital structure in the range of 50 percent to 55 percent debt to total capitalization;

o	Previously disclosed de-designated long-term debt hedges remain in place with no additional mark-to-market impacts from Dec. 31, 2009;

o
Normal operations, weather conditions and improving economic conditions within our utility service territories impacting customer usage, off-system sales, construction, maintenance and/or capital investment projects;

o	Commercial operation of the Wygen III power plant as planned on April 1, 2010;

o	Increased earnings at our electric and gas utilities with successful completion of pending and potential rate requests;

o	No significant unplanned outages at any of our power generation facilities;

o	Strong earnings recovery from energy marketing due to improved natural gas prices and a return to more normal market conditions;

o	Total oil and natural gas production in range of 11.3 to 11.9 Bcfe;

o
Oil and gas annual average NYMEX prices of $5.93 per Mcf for natural gas and $82.60 per Bbl for oil; production-weighted average well-head prices of $4.70 per Mcf and $73.85 per Bbl, all based on forward strips, and average hedged prices of $5.24 per Mcf and $77.70 per Bbl; and

o	No additional significant acquisitions or divestitures.

DIVIDENDS

On Jan. 28, 2010, the board of directors approved the 40th annual consecutive increase in the dividend. The quarterly dividend was increased by $0.005 per common share to $0.36 per share, equivalent to an annual dividend rate of $1.44 per share. Common shareholders of record at the close of business on Feb 12, 2010, will receive the dividend, payable on Mar 1, 2010.

CONFERENCE CALL AND WEBCAST

 The company will host a conference call and webcast at 11 a.m. ET on Friday, Jan. 29, to discuss financial and operating performance. To listen to the live broadcast, call 800-230-1092. To access the live webcast and download a copy of the investor presentation, go to the Black Hills site at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the site prior to the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available by telephone through Feb. 5, 2010, at 800-475-6701 in the United States and at 320-365-3844 for international callers. Callers need to enter the access code 139497# when prompted.

CONSOLIDATED FINANCIAL RESULTS

(Minor differences in comparative amounts may result due to rounding. All amounts presented on an after-tax basis unless otherwise indicated)
	BLACK HILLS CORPORATION
	(in thousands, except per share amounts)
	Three months ended December 31,			Twelve months ended December 31,
	2009	2008		2009		2008
Revenues:
Utilities	$303,229	$335,800		$1,100,203		$749,250	(a)
Non-regulated Energy	45,258	71,975		169,375		256,540
	$348,487	$407,775		$1,269,578		$1,005,790

Net income (loss):
Continuing operations -
Utilities	$18,453	$15,153		$57,071		$43,904	(a)
Non-regulated Energy	6,048	(47,147	) (b)	577	(b)	(23,345	) (b)
Corporate (c)	7,902	(64,585)		21,108		(72,596)
Income (loss) from continuing operations	32,403	(96,579)		78,756		(52,037)
Discontinued operations (d)	360	(2,239)		2,799		157,247
Net loss attributable to non-controlling interest	-	-		-		(130)
Net income (loss)	$32,763	$(98,818)		$81,555		$105,080

Weighted average common shares outstanding:
Basic	38,703	38,336	38,614	38,193
Diluted	38,790	38,336	38,684	38,193
Earnings (loss) per share:
Basic -
Continuing operations	$0.84	$(2.52)	$2.04	$(1.37)
Discontinued operations	0.01	(0.06)	0.07	4.12
Total	$0.85	$(2.58)	$2.11	$2.75
Diluted -
Continuing operations	$0.84	$(2.52)	$2.04	$(1.37)
Discontinued operations	0.01	(0.06)	0.07	4.12
Total	$0.85	$(2.58)	$2.11	$2.75
(a)2009 financial results from our Utilities group reflect the operations of five utility properties acquired from Aquila on July 14, 2008.
(b)2009 twelve month financial results from our Non-regulated Energy group include a $27.8 million non-cash "ceiling test" impairment at our Oil and Gas segment and a $16.9 million gain on the sale of a 23.5 percent ownership interest in the Wygen I power generation facility to MEAN. 2008 fourth quarter and twelve month financial results include a $59.0 million ceiling test impairment at our Oil and Gas segment.
(c)2009 fourth quarter and twelve month financial results for our Corporate activities include, respectively, an $11.6 million gain and a $36.2 million gain related to non-cash mark-to-market adjustment on certain interest rate swaps. 2008 fourth quarter and twelve months include a $61.4 million non-cash mark-to-market loss on certain interest rate swaps.
(d)Discontinued operations for the twelve months ended December 31, 2009 primarily reflect the results of the final working capital and income tax adjustments of $2.4 million related to sale of the IPP assets. 2008 discontinued operations reflect the results of the seven IPP assets sold in July 2008 including a gain on sale of $139.7 million.

BUSINESS UNIT PERFORMANCE SUMMARY
Utilities Group – Fourth Quarter 2009
Income from continuing operations from the Utilities group for the three months ending December 31, 2009 was $18.5 million, compared to $15.2 million in 2008. Business segment results were as follows:

•	Electric Utility segment income from continuing operations was $8.3 million in 2009 compared to $9.1 million in 2008 as a result of:
o	$1.2 million decrease in off-system sales margins due to lower power prices in the power markets;
o	$1.5 million increase in other margins primarily due to revenues associated with new transmission rates effective January 1, 2009;
o
$1.9 million increase in net interest expenses primarily from the additional debt associated with the acquisition of the Black Hills Energy - Colorado Electric utility, additional long-term debt at Black Hills Power and intersegment debt restructuring at Black Hills Energy - Colorado Electric; and

o	$0.3 million increase in allowance for funds used during construction related to construction of Wygen III and other construction at Black Hills Energy - Colorado Electric.

•	The Gas Utility segment income from continuing operations was $10.1 million in 2009 compared to $6.1 million in 2008, primarily as a result of:
o	$2.3 million increase in gross margins due to cooler weather and implementation of new rates during 2009 in Iowa and Colorado;
o	$2.4 million decrease in operating expenses primarily due to a decrease in workers compensation costs and integration costs which were incurred in 2008, but did not reoccur in 2009; and
o	$1.4 million increase in net interest expense primarily due to additional debt associated with the acquisition of the four natural gas utilities from Aquila.

Utilities Group – Full Year 2009
Income from continuing operations from the Utilities group for the twelve months ending December 31, 2009 was $57.1 million, compared to $43.9 million in 2008. Business segment results were as follows:

•	Electric utility segment income from continuing operations decreased to $32.7 million in 2009, compared to $39.7 million in 2008 as a result of:
o	$5.6 million decrease in off-system sales margins due to lower power prices in the power markets;
o
$8.5 million increase in net interest expenses primarily from the additional debt associated with the acquisition of the Black Hills Energy - Colorado Electric utility, additional long-term debt at Black Hills Power and intersegment debt restructuring at Black Hills Energy - Colorado Electric;

o	$3.6 million increase in allowance for funds used during construction related to construction of Wygen III and construction at Black Hills Energy - Colorado Electric;
o	$4.7 million increase in other margins primarily due to an increase in transmission rates effective January 1, 2009 at Black Hills Power; and
o	Results include the operations of Black Hills Energy - Colorado Electric acquired July 14, 2008.

•	The Gas utility segment income from continuing operations was $24.4 million.
o	Earnings reflect operations from the July 14, 2008 acquisition date through December 31, 2008, including integration and transition expenses, and are consistent with expectations for this segment.

The following tables provide certain Utilities group operating statistics:
Electric Utilities	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008 *
Retail sales - MWh	1,082,221	1,082,043	4,403,459	3,532,402
Contracted wholesale sales - MWh	171,574	171,336	645,297	665,795
Off-system sales - MWh	418,502	534,381	1,692,191	1,551,273
	1,672,297	1,787,760	6,740,947	5,749,470

Total gas sales - Dth (Cheyenne Light)	1,495,457	1,254,057	4,741,477	4,773,218

Regulated power plant availability:
Coal-fired plants	96.9%	93.1%	92.1%	93.7%
Other plants	99.4%	87.7%	96.9%	91.4%
Total availability	97.9%	91.0%	94.0%	92.8%

Gas Utilities

Total gas sales - Dth	18,360,873	17,871,938	56,671,438	23,053,599
Total transport volumes - Dth	14,775,538	14,649,706	55,104,284	26,805,075

 *Results for the twelve month periods ended December 31, 2008 reflect the partial year of activities of an electric utility operating in Colorado and four gas utilities operating in Kansas, Iowa, Nebraska, and Colorado, which were acquired on July 14, 2008

Non-regulated Energy Group – Fourth Quarter 2009
Income from continuing operations from the Non-regulated Energy group for the three months ending December 31, 2009 was $6.0 million, compared to loss from continuing operations of $47.1 million for the same period in 2008. Business segment results were as follows:

•	Power Generation income from continuing operations was $2.2 million in 2009, compared to $1.4 million in 2008 as a result of:
o	$1.4 million decrease in net interest expense due to decrease in long-term debt from project financing and intersegment debt restructuring.

Partially offset by:
o
$0.1 million decrease reflecting the net earnings impact of replacing a 20 megawatt purchase power agreement with operating and site lease agreements related to MEAN’s purchase of a 23.5 percent ownership interest in the Wygen I power generation facility.

•	Coal Mining income from continuing operations was $4.2 million in 2009, compared to $0.8 million in 2008 as a result of:
o	$0.3 million increase in revenues during the three months ending December 31, 2009 compared to the same period in 2008 primarily due to an increase in average price received;
o	$0.8 million decrease in coal taxes due to an adjustment for federal black lung tax;
o	$1.4 million decrease in operating costs primarily due to lower estimated future reclamation costs partially offset by higher equipment repairs; and
o	$0.6 million decrease in depreciation expense for asset retirement costs.

•	Energy Marketing loss from continuing operations was $0.2 million in 2009, compared to income from continuing operations of $11.5 million in 2008 as a result of:
o	$13.1 million decrease in unrealized mark-to-market margins. This decrease results from market circumstances that produced a substantial unrealized mark-to-market gain in the fourth quarter 2008; and
o	$5.0 million decrease in realized gas marketing margins on lower volumes and margins.

Partially offset by:
o	$2.0 million increase in realized crude oil marketing margins on higher volumes and margins; and
o	$3.8 million lower operating expenses primarily due to lower provision for incentive compensation expense.

•	Oil and Gas loss from continuing operations was $0.1 million in 2009, compared to a loss from continuing operations of $60.9 million in 2008 as a result of:
o	$59.0 million after-tax ceiling test impairment taken in the fourth quarter of 2008 due to low year end commodity prices;
o	$3.3 million decrease in depletion expense reflecting a reduced depletion rate caused by a lower asset base as a result of previous asset impairment charges; and
o	$0.6 million decrease in LOE primarily due to lower production and cost containment efforts;

Partially offset by:
o
$1.4 million revenue decrease due to a 6 percent decrease in the average hedge adjusted price of gas received as well as a 19 percent decrease in gas production and an 11 percent decrease in oil production partially offset by a 39 percent increase in the average hedge adjusted price of oil received. Gas production decrease reflects decision to shut-in production at properties with highest operating costs, impact of normal production declines and lower levels of capital spending than in prior periods. Shut-ins reduced production for the three months ending December 31, 2009 by approximately 0.1 Bcfe.

Non-regulated Energy Group – Full Year 2009
Income from continuing operations from the Non-regulated Energy group for the twelve months ending December 31, 2009 was $0.6 million, compared to loss of $23.3 million in 2008. Business segment results were as follows:

•	Power Generation income from continuing operations was $20.7 million in 2009, compared to income of $3.3 million in 2008 as a result of:
o	$16.9 million gain on the sale of a 23.5 percent ownership interest in the Wygen I power generation facility; and
o	$7.7 million of allocated indirect corporate costs and net interest expense in 2008 related to the IPP assets sold and not reclassified to discontinued operations.

Partially offset by:
o
$1.2 million decrease reflecting the net earnings impact of replacing a 20 megawatt power purchase agreement with operating and site lease agreements related to MEAN’s purchase of a 23.5 percent ownership interest in the Wygen I power generation facility;

o	$4.1 million increase in net interest expense primarily due to a change in the inter-segment debt and equity structure; and
o	$1.7 million gain from the sale of excess emission credits in 2008 from the decommissioning of the Ontario facility.

•	Coal Mining income from continuing operations was $6.7 million in 2009, compared to $4.0 million in 2008 as a result of:
o
$1.0 million revenue increase in 2009 primarily due to a higher average price received. The higher average price received includes the impact of sales prices to our regulated utility subsidiaries that are determined in part by a return on investment base; and

o
$1.9 million increase for rental income associated with the mine property leased to the owners of Wygen III. The agreement provided for a March 2008 start date reflecting the commencement of construction of Wygen III.

Partially offset by:
o
$0.5 million increase in operating costs which is primarily due to higher depreciation from an increase in the asset base and usage related to increased production offset by lower estimated future reclamation costs.

•	Energy Marketing loss from continuing operations was $1.0 million, compared to income from continuing operations of $19.0 million in 2008 as a result of:
o
$44.0 million decrease in unrealized marketing margins primarily due to prevailing conditions in natural gas markets affecting both transportation and storage strategies. Unrealized mark-to-market gains in 2008 were driven by accelerated margins within our proprietary trading portfolio and narrowing basis differentials at year end, resulting in mark-to-market gains on our hedged transportation positions. Those positions were scheduled to settle and the margins realized primarily in 2009 and to a lesser extent 2010.

Partially offset by:
o	$14.2 million increase in realized marketing margins primarily due to increased volumes and gross margins; and
o	$10.0 million lower operating expenses primarily due to a lower provision for incentive compensation.

•	Oil and Gas loss from continuing operations was $25.8 million in 2009, compared to loss from continuing operations of $49.7 million in 2008 as a result of:
o	$27.8 million non-cash “ceiling test” impairment charge was taken in the first quarter of 2009 while a $59.0 million ceiling test impairment was taken in the fourth quarter of 2008;
o	$4.2 million decrease in production taxes primarily due to lower oil and natural gas prices and volumes;
o	$5.9 million decrease in depletion expense reflecting a reduced depletion rate caused by a lower asset base as a result of previous asset impairment charges;
o	$3.8 million income tax benefit related to an adjustment of a previously recorded tax position; and
o	$1.8 million decrease in LOE due to lower production and cost reduction efforts.

Partially offset by:
o
$23.3 million revenue decrease due to a 25 percent decrease in the average hedged price of oil received and a 6 percent decrease in production, and a 27 percent decrease in the average hedged price of gas received and an 8 percent decrease in production. The decrease in natural gas production reflects a voluntary shut-in of production properties with the highest operating costs and lower level of capital spending than in prior years. Shut-ins reduced production for the twelve months of 2009 by approximately 0.5 Bcfe.

The following tables contain certain Non-regulated Energy operating statistics:
	Three months ended December 31,		Twelve months ended December 31,
Power Generation:	2009	2008	2009	2008
Contracted fleet power plant availability:
Coal-fired plant	97.9%	98.0%	96.1%	96.2%
Natural gas-fired plants	71.8%*	99.1%	92.0%	95.3%
Total availability	87.2%	98.4%	94.4%	95.9%

*Reflects a planned extended outage at the CT#2 at Black Hills Wyoming.

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Coal Mining:
Tons of coal sold	1,494,500	1,499,200	5,954,500	6,017,300

Overburden yards	3,716,200	3,182,100	14,538,500	12,202,800

	2009	2008
Coal Mining Reserves:
Estimated coal reserve tons (millions)	268	274

Reserve life at expected production levels (years)	41 years	42 years

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Energy Marketing:
Average daily volumes:
Natural gas physical - MMBtus	1,857,000	2,242,300	1,974,300	1,873,400
Crude oil physical – barrels	13,500	9,700	12,400	7,880

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Oil and Gas production:
Mcf equivalent sales	2,827,700	3,452,400	12,462,900	13,534,000

	December 31, 2009			December 31, 2008
Oil and Gas Total Proved Reserves (a)(b):	Oil (Mbbl)	Natural Gas (MMcf)	Total (MMCFE)	Oil (Mbbl)	Natural Gas (MMcf)	Total (MMCFE)
Total proved reserves	5,274	87,660	119,304	5,185	154,432	185,542

Well-head reserve prices	$53.59	$2.52		$32.74	$4.44

(a)Oil and gas reserve information is based on reports prepared by Cawley, Gillespie & Associates, Inc., an independent consulting and engineering firm.
(b)On December 31, 2008, the SEC issued final rules amending its oil and gas reserve reporting requirements effective January 1, 2010. The final rule changes the use of prices at the end of each reporting period to an average of the first day of the month for the proceeding twelve months held constant for the life of production. Previously, the rule required the use of the spot price on the last day of the reporting period, held constant for the life of production.

Corporate – Fourth Quarter 2009

Income for the three months ending December 31, 2009 was $7.9 million, compared to a loss of $64.6 million for the same period in 2008. Results reflect $11.6 million unrealized mark-to-market gain related to interest rate swaps no longer designated as hedges for accounting purposes and $0.7 million increase in net interest expense compared to the fourth quarter of 2008 which included a $61.4 million loss related to interest rate swaps. Prior year results included costs primarily related to the Aquila acquisition completed on July 14, 2008. Details of the interest rate swaps have been previously disclosed.

Corporate – Full Year 2009

Corporate income for the twelve months ending December 31, 2009 was $21.1 million, compared to a loss of $72.6 million for the same period in 2008. Results reflect $36.2 million unrealized mark-to-market gain related to interest rate swaps no longer designated as hedges for accounting purposes partially offset by a $9.2 million increase in net interest expense compared to 2008 which included a $61.4 million loss related to interest rate swaps and $6.8 million in integration costs. Prior year results included costs primarily related to the Aquila acquisition completed on July 14, 2008. Details of the interest rate swaps have been previously disclosed.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver, and Omaha, Neb. The company serves 759,000 utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2008 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accounting treatment and earnings impact associated with interest rate swaps;

•
The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC’s full cost ceiling test for natural gas and oil reserves;

•	Our ability to complete the planning, permitting, and construction, start up and operation of power generation facilities in a cost-effective and timely manner;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings; and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities; and our ability to add power generation assets into our regulatory rate base;

•	The timing and extent of scheduled and unscheduled outages of our power generating facilities;

•
Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

•	Our ability to successfully integrate and profitably operate the five gas and electric utilities acquired from Aquila in July 2008;

•	Price risk due to marketable securities held as investments in employee benefit plans;

•	Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;

•	Changes in or compliance with laws and regulations, particularly those related to taxation, power generation, safety, protection of the environment and energy marketing;

•	Weather and other natural phenomena;

•	The effect of accounting policies issued periodically by accounting standard-setting policies;

•	General economic and political conditions, including tax rates or policies and inflation rates; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

###